Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Crypto 1 Acquisition Corp

Miami, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 24, 2021, except for the effects of the warrant accounting described in Notes 1 and 2, as to which date is November 12, 2021, relating to the financial statements of Crypto 1 Acquisition Corp, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

November 12, 2021